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vedderprice.com

Exhibit 8.1

January 28, 2025

Byline Bancorp, Inc. 180 N. LaSalle Street Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as special tax counsel to Byline Bancorp, Inc., a Delaware corporation (“Byline”), in connection with (i) the merger of Byline with and into First Security Bancorp, Inc., a Delaware corporation (“Company”), with Byline surviving (the “Merger”), pursuant to the Agreement and Plan of Merger dated as of September 30, 2024 by and among Byline and the Company (the “Agreement”) as more fully described in the registration statement on Form S-4, including a proxy statement/prospectus (the “Registration Statement”), being filed by Byline with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). In connection with the Registration Statement and pursuant to Section 7.3(c) of the Agreement, we are rendering our opinion regarding certain U.S. federal income tax consequences of the Merger.

In rendering this opinion, we have examined the Agreement and the Registration Statement, and have reviewed such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In addition, we are expressly relying upon additional representations of fact made by Company in a letter dated the date hereof and by Byline in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Letters”). In such review and examination, we have assumed due authorization and execution of all documents, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as electronic or photostatic copies and the authenticity of the originals of such copies.

Our opinions are based, in part, on the facts and representations set forth or referred to herein and the following assumptions: (i) the proposed Merger will occur in accordance with the terms of the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), (ii) the facts and representations set forth or referred to herein as well as the facts and representations set forth in the Agreement are true, correct and complete as of the date hereof and will be true, correct and complete at all times up to and including the effective date and time of the Merger (the “Effective Time”), (iii) the factual statements and representations made to us by officers of Byline and the Company in letters dated as of the date hereof are true, correct and complete and will continue to be true, correct and complete, without regard to any qualification for knowledge, intention, belief or disclaimer of responsibility or any similar qualification, as of the date hereof and at the Effective Time, and (iv) none of the parties to the Agreement will take any action prior to, at or after the Effective Time that would cause the Merger not to qualify as a reorganization as set forth in our opinion below. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. If any of the above described assumptions or conditions are untrue or inaccurate for any reason, our opinions as expressed below may be adversely affected.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

Byline Bancorp, Inc.

January 28, 2025

For the purposes indicated above, and based upon and subject to the foregoing facts, assumptions, representations and conditions set forth or referred to herein, it is our opinion that: (i) for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Byline and the Company will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such reorganization, and (ii) the statements regarding the U.S. federal income tax consequences set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” insofar as they constitute statements of law or legal conclusions, are correct in all material respects .

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Merger (i) on any party to the Merger or on any direct or indirect shareholder of the Company that is a corporation under the alternative minimum tax imposed under section 55 of the Code or (ii) under the excise tax imposed under section 4501 of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein, possibly with retroactive effect. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically stated herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax issues, arising from or related to the transactions contemplated by the Agreement. Our opinion has been prepared and is being furnished to Byline solely for its benefit in connection with the Merger and may not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose, in whole or in part, without our prior written consent. Our opinion may not be relied upon by, or for the benefit of, any person other than Byline. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations will not be challenged by the Service or would be followed if they were to become the subject of judicial or administrative proceedings. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.